Exhibit 99.1

IR CONTACT:	Kate Patterson	MEDIA CONTACT:	Jennifer Culter
	Websense, Inc.		Websense, Inc.
	(858) 320-8072		(858) 320-9511
	kpatterson@websense.com		jculter@websense.com

N E W S   R E L E A S E

Websense Announces Preliminary First Quarter Results

SAN DIEGO, April 5, 2006—Websense, Inc. (NASDAQ: WBSN), a leading provider of web security and web filtering software, today announced preliminary financial results for the first quarter ended March 31, 2006.

The company expects billings, which represents the full amount of subscription contracts billed to customers during the quarter, to be approximately $39 million. Revenue for the quarter is expected to be at a record level and within a range of $42.3 and 42.5 million. GAAP earnings per diluted share is expected to be in the range of 16 and 17 cents. Non-GAAP earnings per diluted share, which excludes stock-based compensation expense and the related tax effects, is also expected to be the highest in the company’s history and in the range of 23 to 24 cents. Per share amounts reflect a two-for-one stock split effected through a stock dividend on March 17, 2006.

Cash flow from operations is expected to exceed $30 million, also a new record for the company. The company has no debt, and cash and investments are expected to exceed $348 million at the end of March, an increase of approximately $28 million from the end of December 2005. Deferred revenue is expected to decrease by approximately $3.5 million, to approximately $177 million, from $180 million at the end of the fourth quarter, reflecting the difference between billings booked and revenue recognized during the quarter.

First quarter results are preliminary and are subject to regular management, Board of Directors and registered public accounting firm review procedures. Final results are scheduled to be released after the market closes on April 25, 2006.

 “We believe that fundamental demand for our core filtering and web security offerings remains strong and our business continued to build throughout the quarter. International billings and average selling price both increased, but we experienced sales execution issues, primarily in North America, which resulted in lower than expected overall billings performance,” said Gene Hodges, Websense president and chief executive officer. “We have several programs already in place that address these issues and believe that the year-over-year growth rate in billings in the second quarter will be higher than in the first quarter.”

Management will host a conference call and simultaneous webcast to discuss the preliminary results on Wednesday, April 5, at 2:00 p.m. Pacific Time. To participate in the call, investors should dial

(800) 967-7185 (domestic) or (719) 457-2634 (international) ten minutes prior to the scheduled start of the call. Additionally, a live audio-only webcast of the call may be accessed via the internet at www.websense.com/investors.

An archive of the webcast will be available on the company’s website through April 25, 2006 and a taped replay of the call will be available for one week at (888) 203-1112 or (719) 457-0820, passcode 3901734.

Non-GAAP Financial Measures

This press release provides financial measures for net income and earnings per diluted share that exclude stock-based compensation expense and the related tax effects, and therefore are not calculated in accordance with generally accepted accounting principles (GAAP). Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance that enhances management’s and investors’ ability to evaluate the company’s operating results and to compare current operating results with historical operating results prior to the adoption of FAS 123R.

This press release also includes financial measures for billings that are not numerical measures that can be calculated in accordance with GAAP. Websense has provided this measurement in press releases reporting financial performance, presently and in the past, because this measurement provides a consistent basis for understanding the company’s sales activities in the current period. The company believes the billings measurement is useful to investors because the GAAP measurements of revenue and deferred revenue in the current period include subscription contracts commenced in prior periods. A reconciliation of historical billings and deferred revenue is available through the end of 2005 in the investor section of the company’s website.

The company is not able to provide a non-GAAP to GAAP reconciliation of billings, net income and earnings per diluted share without unreasonable effort as our expected results are preliminary and may change as we complete the close process and customary quarter-end reviews.

About Websense, Inc.

Websense, Inc. (NASDAQ:WBSN), a global leader in web security and web filtering software, is trusted to protect 24 million employees worldwide. Websense proactively discovers and immediately protects customers against web-based threats such as spyware, phishing attacks, viruses and crimeware with maximum protection and minimal effort. With diverse partnerships and integrations, Websense enhances our customers’ network and security environments. For more information, visit www.websense.com.

This press release contains forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Websense’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “planned,” “expects,” “believes,” “strategy,”

“opportunity,” “anticipates” and similar words. These statements may include, among others, our estimates of GAAP and non-GAAP financial results for the first quarter, the quotation of our chief executive officer, and management’s outlook on future performance, plans, strategies and objectives of management for future operations; any statements regarding proposed new products, services or developments; any statements regarding future economic conditions; statements of belief and any statements of assumptions underlying any of the foregoing. The potential risks and uncertainties which contribute to the uncertain nature of these statements include, among others, customer acceptance of the company’s services, products and fee structures; the success of Websense’s brand development efforts; the volatile and competitive nature of the Internet industry; changes in domestic and international market conditions and the entry into and development of international markets for the company’s products; risks relating to intellectual property ownership; changes in estimated amounts based on the review and audit of Websense’s financial statements by its independent auditors; and the other risks and uncertainties described in Websense’s public filings with the Securities and Exchange Commission, available at http://www.sec.gov. Websense assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

© 2006, Websense, Inc. All rights reserved. Websense and Websense Enterprise are registered trademarks of Websense, Inc. in the United States and certain international markets. Websense has numerous other unregistered trademarks in the United States and internationally. All other trademarks are the property of their respective owners.

# # #